================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT  [ ]

FILED BY A PARTY OTHER THAN THE REGISTRANT  [X]

CHECK THE APPROPRIATE BOX:

[ ]   PRELIMINARY PROXY STATEMENT
[ ]   DEFINITIVE PROXY STATEMENT            [ ]  CONFIDENTIAL, FOR USE OF THE
[ ]   DEFINITIVE ADDITIONAL MATERIALS            COMMISSION ONLY (AS PERMITTED)
[X]   SOLICITING MATERIAL PURSUANT TO            BY RULE 14A-6(E)(2)
      RULE 14A-12


                                    ICO, INC.
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                           TRAVIS STREET PARTNERS, LLC
--------------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)



PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X]  NO FEE REQUIRED.

[ ] FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14A-6(I)(4) AND 0-11.

      (1)   TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:
            NOT APPLICABLE

      --------------------------------------------------------------------------
      (2) AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES: NOT APPLICABLE.

      --------------------------------------------------------------------------
      (3)   PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION
            COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE
            AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW
            IT WAS DETERMINED): NOT APPLICABLE.

      --------------------------------------------------------------------------


77968.0003

      (4)   PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:  NOT APPLICABLE.

      --------------------------------------------------------------------------
      (5)   TOTAL FEE PAID:  NOT APPLICABLE.

      --------------------------------------------------------------------------

[ ]  FEE PAID PREVIOUSLY WITH PRELIMINARY MATERIALS:

[ ] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT RULE 0-11(A)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

      (1)       AMOUNT PREVIOUSLY PAID:  NOT APPLICABLE.

      --------------------------------------------------------------------------
      (2)       FORM, SCHEDULE OR REGISTRATION STATEMENT NO.:  NOT APPLICABLE.

      --------------------------------------------------------------------------
      (3)       FILING PARTY:  NOT APPLICABLE.

      --------------------------------------------------------------------------
      (4)       DATE FILED:  NOT APPLICABLE.

      --------------------------------------------------------------------------

TSP HOME

PRESS RELEASES

ICO PROXY CONTESTS FAQS

YAHOO MESSAGE BOARD

SEC FILINGS

PROXY MATERIALS

ABOUT US



Travis Street Partners, LLC
910 Travis Street
Suite 2150
Houston TX 77002
tel 713 759 2030
fax 713 759 2040


ABOUT OUR INVESTMENTS IN ICO INC.

Travis Street Partners, LLC, is a Houston-based company formed by a group of private investors. During the last six months, we acquired a 5.11% interest in ICO Inc. (NASDAQ: ICOC), a $325 million revenues business with major activities in oilfield services and plastic resin processing.

ICO's track record in the last five years, under current management, has been less than stellar. The company has lost approximately 80% of its market value as a result of a similar decrease in tangible net worth per share.

We bought ICO stock for two reasons. First, if ICO is sold, we believe that shareholders can realize a premium on today's market price. Second, we are interested in buying the company ourselves.

We have made a proposal to acquire ICO at a base price of $2.85 per share, an 82% premium to ICO's share price prior to the TSP Proposal and a 185% premium to ICO's December low, plus a potential bonus payment based on the extent that ICO's performance in its fiscal first quarter outstrips its performance in the quarter ended September 30, 2000. Management has summarily rejected our proposal. For more information, please read the public information available on this site. We welcome your comments and thoughts by email at info@travisstreetpartners.com.

Additionally, we have nominated our own slate of directors. If elected, our director nominees intend to press for a sale of ICO Inc. at the highest possible price and the the earliest possible date.

contact:
Timothy J. Gollin,  Manager
Travis Street Partners LLC
910 Travis Street
Suite 2150
Houston TX 77002
tel 713 759 2030
fax 713 759 2040

                                      *****

                         CERTAIN ADDITIONAL INFORMATION

The participants in the proposed solicitation of proxies ("TSP Participants") are TSP and the following persons who are, or have funded capital contributions of, members of TSP: Chris N. O'Sullivan, Timothy J. Gollin, Christopher P. Scully, A. John Knapp, James D. Calaway, Charles T. McCord, III, a joint venture between McCord and Calaway, John V. Whiting, Freeman Capital Management LLC, Robert Whiting, Randall Grace, R. Allen Schubert and Stephen F. Martin. In aggregate, the TSP Participants beneficially own 1,158,300 shares of ICO's common stock or 5.11% of such shares outstanding (based on ICO's Annual Report on Form 10-K for the fiscal year ended September 30, 2000). TSP has filed a preliminary proxy statement with the Securities and Exchange Commission (SEC) in connection with a proposed solicitation that the TSP Participants may make with respect to shareholder proxies for the 2001 Annual Meeting of Shareholders of ICO. The Preliminary Proxy Statement contains important information, including additional information about the views and members of TSP as well as the individuals that TSP intends to nominate for election to the ICO Board of Directors. You should read the Preliminary Proxy Statement in its entirety. It can be obtained at no charge on the SEC's web site at http://www.sec.gov or by requesting a copy from MacKenzie Partners, Inc., (212) 929-5500 (call collect) or (800) 322-2885 (toll-free).

TSP HOME

PRESS RELEASES

ICO PROXY CONTESTS FAQS

YAHOO MESSAGE BOARD

SEC FILINGS

PROXY MATERIALS

ABOUT US


Please bear in mind that other people's comments on the ICOC bulletin board on Yahoo represent the opinions of the writers and do not necessarily reflect our own opinion, nor are we responsible for any postings other than our own.


                          CLICK HERE TO SEE THE TEXT OF
                          -----------------------------
                                  OUR POSTINGS
                                  ------------

                                       TO

                            THE ICOC MESSAGE BOARD ON
                                      YAHOO


                                      *****

                         CERTAIN ADDITIONAL INFORMATION


The participants in the proposed solicitation of proxies ("TSP Participants") are TSP and the following persons who are, or have funded capital contributions of, members of TSP: Chris N. O'Sullivan, Timothy J. Gollin, Christopher P. Scully, A. John Knapp, James D. Calaway, Charles T. McCord, III, a joint venture between McCord and Calaway, John V. Whiting, Freeman Capital Management LLC, Robert Whiting, Randall Grace, R. Allen Schubert and Stephen F. Martin. In aggregate, the TSP Participants beneficially own 1,158,300 shares of ICO's common stock or 5.11% of such shares outstanding (based on ICO's Annual Report on Form 10-K for the fiscal year ended September 30, 2000). TSP has filed a preliminary proxy statement with the Securities and Exchange Commission (SEC) in connection with a proposed solicitation that the TSP Participants may make with respect to shareholder proxies for the 2001 Annual Meeting of Shareholders of ICO. The Preliminary Proxy Statement contains important information, including additional information about the views and members of TSP as well as the individuals that TSP intends to nominate for election to the ICO Board of Directors. You should read the Preliminary Proxy Statement in its entirety. It can be obtained at no charge on the SEC's web site at http://www.sec.gov or by requesting a copy from MacKenzie Partners, Inc., (212) 929-5500 (call collect) or (800) 322-2885 (toll-free).

Please bear in mind that other people's comments on bulletin boards, including the comments we have quoted here, represent the opinions of the writers and do not necessarily reflect our own opinion, nor are we responsible for any postings other than our own.

Message 1365: "With results like this how does management ever expect shareholders to vote for their current slate of directors?".

Message 1363: "Of course, $39m could buy a lot."

Message 1362: "Do you know how much of the outstanding stock could be bought by Travis ?"

Message 1360: "I wonder what a thorough analysis of ICO books . . would reveal."

Message 1355: "I surmise Travis isn't interested in petrochemicals."

Message 1354: "I guess only the parties at the meeting [between Travis Street and the Pacholders] will know what really happened but I imagine that it did not end up cordially"

Message 1353: The ICO Board of Directors "find[s] fault with the proposed deal `process' rather than finding fault with the price"

Message 1350: "I have to believe that VRC or another real oilfield firm will be involved in this fray before long . . "

Message 1345: "Current management should at least hire an [investment banker] to get the best possible deal for all holders."

Message 1343: "In my experience . . proxy fights seldom succeed for the benefit of all shareholders."

Message 1342: "BTW, does anyone know who the bond holders are?"

Message 1340: "The risk here remains that management [remains incumbent] and goes to battle dragging this out for a long time."

Message 1332: "Split the company up, sell a division, pay down the debt . . "

Message 1328: "Remember how the company .. paid Mr. Pacholder a big bonus (for his efforts in the lawsuit), after the jury verdict, only to see it overturned on appeal?"

Message 1327: "How can current shareholders see anything lower than the proposed price ?"

RE: PROXY QUESTIONS

Message 1365: "With results like this how does management ever expect shareholders to vote for their current slate of directors?".

By law, every public company's proxy statement has to show the performance of the company's public stock against a peer group (management gets to hand-select its peers) and against broad market indices.

As this message points out, ICO's preliminary proxy filings show that ICO common stock is down 52% over the 1995 -2000 reporting period while the oilfield services index is up 246%. Even the dismal specialty chemical sector (in which the Pacholders suggested, and the incumbent ICO Board approved, investing $120 million) is up almost 110%.

In view of the disastrous company performance highlighted in ICO's proxy statement, the Board of Directors did not fire management. Your Board of Directors responded to ICO's performance this year with a record $600,000+ . . . raise for management. Here's how:

               - Sylvia A. Pacholder's pay increased by $208,000, 50% more than 1999, to $513,000

               - Asher O. Pacholder's pay increased by $116,000, 30% more than 1999, to $410,000

               - Robin E. Pacholder's pay increased by $70,000, 45%+ more than 1999, to $218,000

               - David M. Gerst's pay increased by $68,000, 55%+ more than 1999, and more than double 1998, to $197,000 (he's the son-in-law)

               - Tom D. Pacholder's pay increased by $35,000, 40%+ pay increase to $119,000 AND ON TOP OF THESE:

               - Sylvia A. Pacholder got 75,000 options at a $1.75 strike price
          - more than $60,000 of compensation at today's prices

               - Asher O. Pacholder got 75,000 options at a $1.75 strike price - more than $60,000 of compensation at today's prices

               - Robin E. Pacholder got 25,000 options at a $1.75 strike price - more than $12,000 of compensation at today's prices

               - David M. Gerst got 50,000 options at a $1.75 strike price - more than $24,000 of compensation at today's prices

In case you were wondering, just the raises given to the Pacholder family last year are nearly double the Company's earnings. Total Pacholder family compensation exceeds 5x earnings and is at an all-time high of $1.6 million.

Message 1363: "Of course, $39m could buy a lot."

According to note 7 of ICO's audited financial statements for its fiscal year ended September 30, 2000, the Company is limited in its ability to pay dividends under the terms of 10 3/8% Series B Notes due 2007 (the "Notes") pursuant to which $118 million in principal amount of Company debt is outstanding which indicates that the Company cannot commence a stock buyback for the same reason it cannot pay a dividend - it's prohibited by the terms of the indenture. Before anyone - including the Pacholders or TSP - can do much of anything with ICO assets, we believe the rights of the Senior Notes must be considered. That would mean a redemption, a defeasance, or a waiver of covenants.

Message 1362: "Do you know how much of the outstanding stock could be bought by Travis ?"

Since TSP is not trying to make a quick buck on the stock, then disappear, right now we are not motivated to accumulate a huge position. In fact, for strategic reasons, buying 15% just doesn't make sense.

First of all, the Company's Poison Pill, if it is valid, prevents us from buying more than 14.9%. Second of all, right now, we just don't see any real advantage to TSP in buying more in the open market. Yes, we could buy below our proposal price. But that doesn't save us a lot of money, and against that, at least for the moment, we don't want to be holding an illiquid 15% ownership position in ICO if the Board fails to enhance shareholder value in the future.

Finally, because every shareholder we've talked to (other than ICO board members, who have not given us an opinion) agrees that it's time for management change at ICO, right now we don't think there is a compelling reason for us to buy stock to have more votes.

Naturally, TSP is reserving the right to acquire more shares at any point in the future, assuming they are available on the market and the price is attractive. Obviously, we are reviewing our investment strategy on a continuous basis and will continue to take actions appropriate to our business interests as we see fit from time to time.

Message 1360: "I wonder what a thorough analysis of ICO books . . would reveal."

So do we. And we have heard plenty of stories that pique our curiosity. We are keenly interested in a look at the company's books, especially with respect to management compensation issues.

January 9 was my birthday, and one of my birthday presents was the surprise ICO disclosure of a summary of the terms of the various voting agreements, dating back to 1995, which they have entered into with the sellers of companies ICO has acquired. Clearly TSP proxy materials flushed this one out: the fact that Asher and Sylvia Pacholder have been receiving personally voting rights on the stock issued to the sellers of the companies ICO bought. Seemingly by magic, this year, after six years with virtually no disclosure, a paragraph describing each transaction appeared in the preliminary proxy statement. Question: if the Pacholders were just getting the voting rights as officers of ICO, why didn't the company simply issue non-voting stock ? There are clearly tax issues and compensation issues which require further exploration here.

Another question is why the Pacholders waited until January 29, 2001, four years after the last amendment in 1997, to update their 13D filings in accordance with federal securities laws to reflect their changing holdings both with respect to disposition of ICO shares by Pacholder Associates and its affiliates and with respect to ownership of the voting rights mentioned above. The total number of voting rights has dropped to 374,873 from 1,395,092, according to the amended
Schedule 13D. These changes should have been filed when they occurred, not picked up later in the proxy statement and the subsequent 13D amendment. We believe that the failure to make timely disclosure of their real ownership and control position could well have misled investors in ICO.

Message 1355: "I surmise Travis isn't interested in petrochemicals."

We ARE interested in petrochemicals. (Actually, let's drop the pretense that it's somehow related to oilfield services and just call it what it is - "plastics". ) Properly managed, we think there is more upside in that business than in oilfield services, starting from today. If ICO offers us the oilfield services business, we'd look at that as a compromise. Our interest, first and foremost, is in buying the whole company.

Message 1354: "I guess only the parties at the meeting [between Travis Street and the Pacholders] will know what really happened but I imagine that it did not end up cordially"

Actually, from our point of view, our meeting with the Pacholders in December 2000 was anticlimactic.

After we nominated directors, our lawyer got a call from a well-known (and undoubtedly expensive) New York takeover lawyer, - for whom we, the shareholders, are undoubtedly all paying. He asked us if we'd like to meet with the Pacholders. (They could have called us themselves - we answer our phones.) We agreed, and after bickering about venue (we proposed sandwiches at our office; they rebutted with a suite at the St. Regis Hotel, one of Houston's most expensive; obviously, through our ownership in ICO, we effectively wind up paying for 5.11% of the meeting cost while the Pacholders paid for less than

3%), we sat down. They asked what appeared to be a carefully scripted series of questions, and we replied. They didn't give us any encouragement at all, except to drop a few platitudes about their quest for shareholder value. Chris O'Sullivan and I had the feeling at the end that the meeting was on a list of things their lawyer had told them to do to prepare for a proxy fight. We sure didn't get to much of an exchange of ideas.

Message 1353: The ICO Board of Directors "find[s] fault with the proposed deal `process' rather than finding fault with the price"

We were entertained by Dr. Pacholder's language criticizing our `process' rather than the financial merits of the deal. Someone who really wanted to sell might have picked up the phone and called us to say: "Guys, we're really interested in talking to you, especially since you're proposing such a good price compared to market value, but do you think you could give us another week to consider your proposal ? " That didn't happen.

ICO still hasn't commented on the financial merits of the proposal.

Message 1350: "I have to believe that VRC or another real oilfield firm will be involved in this fray before long . . "

If ICO had stayed an independent oilfield services business, without the plastics business, we think this would probably be correct. In our opinion, the problem for most companies looking at ICO as an acquisition is that the two pieces don't fit together. It would be a tough sell for a CEO at a big oilfield services company to convince his board to buy a $300 million revenues business so he could divest $200 million of the revenues. Likewise, at a plastics company, it would be tough to justify paying 6x EBITDA for an acquisition when your stock is trading at 3.5x EBITDA - it would be non-strategic and dilutive to earnings. A more logical thing for these big guys to do is to wait for TSP to finish the acquisition of ICO and then make us offers for the pieces. We haven't had those discussions, but obviously at some point it would be worth talking to prospective buyers. So that leaves people like us as prospective buyers.

Message 1345: "Current management should at least hire an [investment banker] to get the best possible deal for all holders."

Management has hired an investment banker to `assist' them. The problem is, the assistance provided by a banker is generally linked to the objectives of the management. If management doesn't want to sell, the investment banker will find a way to say so (for a fee). We think that the minority of the board not named Pacholder or employed by someone named Pacholder would be well-advised to hire their own investment banker, and we have voiced that opinion to them.

Message 1343: "In my experience . . proxy fights seldom succeed for the benefit of all shareholders."

We can't speak to all proxy fights, but this one specifically should make sense to all shareholders, with the possible exception of the Pacholders (not as shareholders but as salaried employees). The basic point in our proxy fight is to replace directors, and to keep replacing directors over the next year or so, until we can organize the sale of the company to the highest bidder.

While TSP would consider `going away' if the Company offered to sell us oilfield services at a reasonable price, other than that we are not going anywhere, and the Company's offer would have to be attractive for us to consider it. We prefer to buy the whole company.

ICO's stock price went up sharply after our 13D announcement and currently is trading near 52 week highs.

Message 1342: "BTW, does anyone know who the bond holders are?"

In this year's proxy statement, the Pacholders have finally disclosed that their funds own some $4 million of ICO Senior Notes - another disclosure which should have been made long ago, since these are registered securities. An interesting question: when ICO bought in bonds under par last year, were they purchased from a Pacholder-related entity ?

Message 1340: "The risk here remains that management [remains incumbent] and goes to battle dragging this out for a long time."

Travis Street Partners is interested in acquiring ICO as a company, not in making a small profit on the common stock. It costs money to fight a proxy fight and pay lawyers - money that no other shareholder has yet invested - and we do intend for our investment to be profitable. Thus, we plan to be around for as long as it takes to change the Board of Directors so we can force a sale of the company. To do that we need to get directors elected, unless the existing Board suddenly recognizes that it can best maximize shareholder value by selling the Company to the highest bidder.

With support from some of the existing directors as well as our own nominees, that could happen this year, or it could be stalled until next year. One way or the other, though, we expect to prevail, and we're prepared to stick around.

Having said that, there is no guarantee that we will still be prepared to make an offer at $2.85 plus a premium of $0.20 per share for each $1 million in EBITDA above $10 million generated by the Company during its first fiscal quarter. If the Company's cash is wasted, or if the Company doesn't meet operating objectives, in our opinion, the value of the Company could drop substantially, and so could our proposal price. On the other hand, if the Company can convince us that there is more value than we see from looking at the public documents, we'd certainly entertain an increase in our proposal price.

Message 1332: "Split the company up, sell a division, pay down the debt . . "

We think that letting current ICO management sell a division, as a business strategy, doesn't make a lot of sense for common shareholders for the following reasons:

1. A sale of plastics is unlikely to yield enough cash in today's market to pay down the debt associated with it, so we believe that management would need to refinance the Senior Notes and would likely have to take a huge write-off, maybe more than $100 million. We believe that would decimate the company's book equity, possibly making it insolvent.

2. We believe a sale of oilfield services could result in a big tax bill, because the company's basis in the assets is likely to be relatively low. (We won't know the facts here unless ICO lets us look at its books.) Also we believe that the sale of oilfield services would be bad for shareholders, who would then be holding shares in a small plastics company in an out-of-favor industry. We believe institutional shareholders would be very unhappy with this action. True, the company would be largely debt free (and cash free). But we estimate it would generate only about $16 million per year in EBITDA after paying for the current annual cash compensation to Pacholder family members on the payroll, $2 million in EBIT (after $12 million in D&A), and thus effectively zero in net profit to common shareholders (after paying taxes and preferred stock dividends). That does not imply a high market value for the common stock. Selling oilfield services might be good for TSP and would allow the Pacholders to remain in management of the plastics division for another few years, but we believe would seriously prejudice shareholder values.

3. A sale of either division would compel current management to carry the same bloated corporate G&A on a much smaller revenue base.

4.       A refinancing of the junk bonds would be very costly.

Even so, we wouldn't be surprised to see ICO try a sale of a single division. That's why we proposed to buy the oilfield services business only. If shareholders don't like this option, they can and should make their voices heard to ICO's Board of Directors, who, as fiduciaries, are supposed to represent the best interests of all shareholders.

Message 1331: "The [proposal price] will likely be sweetened to make it work."

On February 1, 2001, we delivered to ICO a letter announcing modifications to our original $2.85 per share cash proposal, including among other things, a premium of $0.20 per share for each $1 million in EBITDA above $10 million generated by the Company during its first fiscal quarter.

Any further change depends on a number of factors. Our basic premise is that we want to propose a fair price to acquire the company. If ICO can show us more value than we currently see in the public documents, we're willing to pay more. If the process is delayed, then our costs go up, our risks go up, and our price could be reduced.

Of course we think we can make money with the business after we buy it and fix it - otherwise we wouldn't be spending time and investing money in the proxy fight.

In our proxy materials we have consistently advocated that the Company should be sold to the highest bidder. We think our proposal is high enough so that in an auction we will prevail.

Message 1328: "Remember how the company .. paid Mr. Pacholder a big bonus (for his efforts in the lawsuit), after the jury verdict, only to see it overturned on appeal?"

The bonuses listed in the Company's proxy statements appear to have been paid to the Pacholders specifically in connection to the resolution of the Wedtech litigation. As we understand the events, Wedtech was previously a 50%-owned subsidiary of Wedco. Subsequent to Wedco's merger with ICO, Wedtech and ICO/Wedco took each other to court. The end result was that Wedtech's other owners bought out ICO's interest in Wedtech to resolve litigation against ICO.

On settlement of the litigation and the forced sale of their interest in Wedtech, the Pacholders paid themselves bonuses amounting to $400,000. Additional bonuses in excess of $600,000 were paid to other ICO employees. We can only speculate on the distribution of these additional bonuses and how much of this money went to other members of the Pacholder family.

If you look carefully at ICO's financial statements, you'll realize that in FY1998, except for the sale of the company's interest in Wedtech, ICO actually lost money. Without the sale of ICO's interest in Wedtech, we estimate that the loss to the common shareholders would have been about ($3 million), or around ($0.13) per share.

Thus, while Dr. and Mrs. Pacholder were receiving $600,000+ in salaries to run a company which was losing money on an operating basis, they also received bonuses on the one-time gain earned through the disposition of assets.

We think that's plain outrageous.

We still say: the Pacholders need to give this money back.

Message 1327: "How can current shareholders see anything lower than the proposed price ?"

Lots of ways.

Shareholders could see a price lower than the current price if the process is delayed. The process may be delayed by the consequences of ICO hiring an investment banker, if the investment bank concludes the company should not be sold because of `market conditions'. In this case, we think shareholder values will suffer. However, we cannot predict what future share prices will be.

Remember, the company is not a static entity. A year of fighting is going to waste its people's energy and resources and could hurt it in the marketplace. And, fundamentally, on a small, thinly traded stock, most people other than current shareholders probably don't care. If management stays in office and is unwilling to cooperate in realizing shareholder value as TSP proposes, we believe that the value of the company will deteriorate, shareholder values will suffer, and the price at which the company is ultimately sold will be lower than our $2.85 proposal. Again, we cannot predict future market prices but we certainly can suggest shareholders take a cold hard look at where ICO stock prices have gone over the last five years under Pacholder management.

RE: PROXY QUESTIONS

Record date per ICO's attorney is now March 2, 2001.

The actual vote is at the meeting. We will solicit proxies after we file our definitive proxy statement with the SEC.

TSP supports the slate of
A. John Knapp
Charles T. McCord, III
James D. Calaway

These three candidates are committed to a sale of the company to the highest bidder, even if the highest bidder is not TSP.

                                     ******

                         CERTAIN ADDITIONAL INFORMATION

THE PARTICIPANTS IN THE PROPOSED SOLICITATION OF PROXIES ("TSP PARTICIPANTS") ARE TSP AND THE FOLLOWING PERSONS WHO ARE, OR HAVE FUNDED CAPITAL CONTRIBUTIONS OF, MEMBERS OF TSP: CHRIS N. O'SULLIVAN, TIMOTHY J. GOLLIN, CHRISTOPHER P. SCULLY, A. JOHN KNAPP, JAMES D. CALAWAY, CHARLES T. MCCORD, III, A JOINT VENTURE BETWEEN MCCORD AND CALAWAY, JOHN V. WHITING, FREEMAN CAPITAL MANAGEMENT LLC, ROBERT WHITING, RANDALL GRACE, R. ALLEN SCHUBERT AND STEPHEN F. MARTIN. IN AGGREGATE, THE TSP PARTICIPANTS BENEFICIALLY OWN 1,158,300 SHARES OF ICO'S COMMON STOCK OR 5.11% OF SUCH SHARES OUTSTANDING (BASED ON ICO'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000). TSP HAS FILED A PRELIMINARY PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) IN CONNECTION WITH A PROPOSED SOLICITATION THAT THE TSP PARTICIPANTS MAY MAKE WITH RESPECT TO SHAREHOLDER PROXIES FOR THE 2001 ANNUAL MEETING OF SHAREHOLDERS OF ICO. THE PRELIMINARY PROXY STATEMENT CONTAINS IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION ABOUT THE VIEWS AND MEMBERS OF TSP AS WELL AS THE INDIVIDUALS THAT TSP INTENDS TO NOMINATE FOR ELECTION TO THE ICO BOARD OF DIRECTORS. YOU SHOULD READ THE PRELIMINARY PROXY STATEMENT IN ITS ENTIRETY. IT

CAN BE OBTAINED AT NO CHARGE ON THE SEC'S WEB SITE AT WWW.SEC.GOV OR BY REQUESTING TIMOTHY GOLLIN VOICE 713 218 7700 - EFAX 810 885 2415

Is $2.85 per share the maximum you're willing to talk about ?

What can shareholders do to push for change at ICO?

What about ICO's book value ? Why are you proposing a price which is below book value ?

You guys are all talk and no action. How come you don't just tender for the stock?

I'm an ICO employee and want to vote for your directors, but I'm afraid of the consequences. What do I do ?

Well, if you guys are directors and you also want to buy the company, isn't that a conflict of interest?

How has been the response from other shareholders?

What can the Pacholders do to derail your process?

What are you going to do with the company if you buy it?

What about the voting rights the Pacholders have received over the years?

Are you going to pay the Pacholders their golden parachutes ? What about going after them for anything they might have done?

What other companies are you looking at?


Q. Is $2.85 per share the maximum you're willing to talk about ?

A. On February 1, 2001, we delivered a letter to ICO which modified our original $2.85 per share proposal. The new proposal includes a premium of $0.20 per share per $1 million increase in EBITDA generated during ICO's first quarter of FY2001 in excess of $10 million. (ICO generated nearly $10 million in EBITDA during its fourth quarter for FY2000.) We made these modifications in response to Asher Pacholder's assertion that "significant developments" at ICO were occurring. To the extent that these "significant developments" increase fundamental shareholder value, we want to recognize them.

As an illustration, if ICO generates $13 million in EBITDA in first quarter of FY2001, we are proposing to give ICO shareholders a premium on top of our $2.85 price of $0.20 x 3 = $0.60 for a total price of $3.45 per share.

Nonetheless, ICO still has not addressed the financial merits of our proposal. If they said to us, "we're interested, but your price is low", then we could at least have a discussion. All the Pacholders have done is object to our

"process", whatever that means. It might mean they object to the "process" of change. We certainly can't discuss price when we don't have anyone to talk to.

We have said, and we'll say again: if ICO will let us look at their books and show us that there's more value in ICO than meets the eye, our modified proposal will recognize that value and we are certainly prepared to enhance the economics again. The more we know about the company, and assuming we discover nothing adverse, the lower our risks and the more comfortable we can get paying more.

Q. What can shareholders do to push for change at ICO?

A. Whether or not you want ICO to accept our proposals, there are a few basic things you can and should do.

- First, when we send you proxy materials, vote them in our favor. Don't make use of the company's proxy materials even to vote against the company.

- Second, write to the directors. A list of director addresses is on our website. Let them know what you think. Send your letters by registered mail.

- Third, write to the Pacholders and let them what you think. Send your letters by registered mail.

- Fourth, talk to your friends and the media and let them know what you think.

- Fifth, please send us a copy of whatever you email or mail, if you are comfortable doing so.

Because we are conducting this proxy contest, certain federal rules quite reasonably limit what we can say and can do. Individual shareholders who aren't part of our solicitation are not bound by those limits. And hearing the voice of the shareholder is important (or should be important) to the directors and the management alike.

Remember, if elected, our directors will push for a sale of the whole company at the highest possible price, whether or not TSP offers that price.

Q. What about ICO's book value ? Why are you proposing a price which is below book value ?

A. Our preferred valuation method is to look at cash flow as measured by EBITDA and apply a multiple to value the entire enterprise. Next, subtract liabilities (and other equity), and the balance is what the common stock is worth. EBITDA isn't an asset-based valuation technique. Basically, it says that a lemonade stand is worth some multiple of the profit it brings in, not what it cost to build the stand or to buy the stand from someone else.

ICO has a lot of goodwill on its books, most of which has been accumulated during its acquisitions of the last several years. We certainly wouldn't say that goodwill is inherently valueless. In ICO's case, however, the company simply doesn't generate a lot of cash flow relative to its total asset base. In FY2000, ICO generated about $35 million of EBITDA on $300 million of assets, or just under 12% gross return on assets. But much of their capital is borrowed at 10-3/8%. The related interest expense is offset against revenues.

In general, it is hard to make a company work if its assets (tangible or intangible) which don't generate cash flow at a rate which is substantially above its cost of capital. Even a bank has a spread between its borrowing rate and its lending rate which is greater than 1-5/8%. With more than $150 million in debt, ICO was only able to generate $325,000 in earnings for common shareholders last year.

Q. You guys are all talk and no action. How come you don't just tender for the stock?

A. Even if we wanted to, the Company's Poison Pill, if it is valid, just makes that too unpleasant. The way the Poison Pill is written, we believe, if we even announce that we intend to commence a tender offer, the Board of Directors could try to invoke the Poison Pill and dilute our 5.11% stake to nothingness.

Few, if any, in Texas have yet fought one of these things, and we don't want to waste money trying. (That kind of expenditure is for people who have $40 million of other people's money to spend.) We think the practical, sensible solution for us and for shareholders is for us to wait for the shareholders' meeting, get our directors elected, get the Pill retracted and then put the company up for sale to the highest bidder. Of course, even if our directors are elected, they will not constitute a majority of the board, and there can be no assurance that they will be successful in getting the Poison Pill retracted and putting the company up for sale.

Q. I'm an ICO employee and want to vote for your directors, but I'm afraid of the consequences. What do I do ?

A. If you contact us, we will hold your name in confidence to the extent permitted by law. Many employees have contacted us already, asking similar questions. We would like to get your votes but appreciate your concerns. We are currently investigating alternatives that may be available to protect the identity of ICO employees. When we have more information, we expect to make another post.

Q. Well, if you guys are directors and you also want to buy the company, isn't that a conflict of interest?

A. You bet. After all, TSP would like to buy the company. And we want to make money from our involvement with the company. But we have thought long and hard about that. We are concerned not only with acting properly but with ensuring that we create the appearance of acting properly. And, after all, since we have asserted that the Pacholders have taken benefits from their relationship with the company, we want to be especially careful to act appropriately ourselves.

Nonetheless, we are running our directors because no one else has. We are not doing it because we are on a crusade. Our motive is to make money from this work. For our proposal to work, however, shareholders have to have a fair deal, too. That's why we stated we were prepared to make a simple, all-cash offer - easy to evaluate, easy to understand.

If our directors are elected, they will work with the Company's various investment bankers and will motivate them with fees which will reward them for getting the highest price for the company. We also want to be sure that shareholders stay informed in the process.

However, our nominees, if elected, will only make up three out of the ten board seats. That means we will not have a majority and we would have to persuade other board members to work with us in order for the Company to retract the Poison Pill, if valid, to put the Company up for sale, or take any other measures related to corporate governance. We might have to wait until 2002 to try to elect additional directors before a majority of the Board would be TSP Nominees.

Q. How has been the response from other shareholders?

A. Certain federal rules and regulations related to proxy solicitation prohibit us from predicting the results of a solicitation since, among other reasons, shareholders can revoke their proxies at any time. But we think right now we are in a very strong position. It is admittedly premature for us to start doing victory dances, however. Neither we nor the Pacholders have yet started our proxy solicitations, and we don't want to be complacent.

As to our proposal, it's as we would expect. Many people have had enough and want to get out. Some people think our price isn't high enough. (No one, unfortunately, has yet written us to ask us to pay less.)

In general, the institutional investors seem to be happy with our price, while individual investors, who may have different methods for assessing value, think the price isn't high enough.

Q. What can the Pacholders do to derail your process?

A. A number of options is available to an incumbent management to maintain the status quo:

- They might try to invalidate our director nominations. They've already said in their proxy materials that they've just received a letter from us "purporting" to nominate directors. Sounds to us like a first step to trying to invalidate our letter. We expected resistance, and we may have to sue them to "revalidate".

- They might try some kind of asset sale or recapitalization. It's going to be hard to get it done in time for the meeting. Even if they can get it done, we still think shareholders should want to have outside directors going forward.

Q. What are you going to do with the company if you buy it?

A. Well, first of all, if we acquire ICO, we're going to operate it as well as we can. A lot of capable people have left ICO over the years. We've talked to many of them in recent weeks, and we have gained the benefits of some of their insights. Developing a good game plan to build value and create a stronger company will take time. Then, as we've said before, if TSP acquires the Company, TSP itself may sell some of the assets acquired. That could be the oilfield services business or even the whole company, depending on our vision of the company's ultimate future once we have a clear understanding of the company's financial position. But it's hard for us to figure out all of our options until we see the company's books.

Q. What about the voting rights the Pacholders have received over the years?

A. We have asked the Board of Directors to retain an independent law firm to review the propriety of the Pacholders' receipt of these voting rights over the years and ICO's failure to disclose them as compensation. We have also asked NASDAQ to help us assess the compliance of some of these transactions with NASDAQ rules. We assume that the price paid the Willoughbys for their WEDCO stock included a premium which compensated them for their loss of voting rights. That premium wasn't declared as compensation to the Pacholders, but the Pacholders clearly got something of value. There needs to be a comprehensive review to figure out who got what and why, and how the common shareholders benefited from these complex transactions. If our directors are elected, we most certainly intend to bring that about.

Q. Are you going to pay the Pacholders their golden parachutes ? What about going after them for anything they might have done?

A. Other than the voting rights issues, we're not prepared to comment on any of the stories we have heard at this time. However, as we have reiterated, if our director slate is elected, we fully intend to review in detail the salaries, benefits, and other direct and indirect compensation paid to the Pacholders. The voting rights received by the Pacholders will certainly come within the scope of our enquiry. And if we find that there has been any impropriety of any kind, we will report back to shareholders and take appropriate action to protect shareholder interests.

Q. What other companies are you looking at?

A. We appreciate the positive response to our approach. We're not looking at any other companies right now. One ICO at a time is all we can cope with.


*****



CERTAIN ADDITIONAL INFORMATION

The participants in the proposed solicitation of proxies ("TSP Participants") are TSP and the following persons who are, or have funded capital contributions of, members of TSP: Chris N. O'Sullivan, Timothy J. Gollin, Christopher P. Scully, A. John Knapp, James D. Calaway, Charles T. McCord, III, a joint venture between McCord and Calaway, John V. Whiting, Freeman Capital Management LLC, Robert Whiting, Randall Grace, R. Allen Schubert and Stephen F. Martin. In aggregate, the TSP Participants beneficially own 1,158,300 shares of ICO's common stock or 5.11% of such shares outstanding (based on ICO's Annual Report on Form 10-K for the fiscal year ended September 30, 2000). TSP has filed a preliminary proxy statement with the Securities and Exchange Commission (SEC) in connection with a proposed solicitation that the TSP Participants may make with respect to shareholder proxies for the 2001 Annual Meeting of Shareholders of ICO. The Preliminary Proxy Statement contains important information, including additional information about the views and members of TSP as well as the individuals that TSP intends to nominate for election to the ICO Board of Directors. You should read the Preliminary Proxy Statement in its entirety. It can be obtained at no charge on the SEC's web site at http://www.sec.gov or by requesting a copy from MacKenzie Partners, Inc., (212) 929-5500 (call collect) or (800) 322-2885 (toll-free).

Please bear in mind that other people's comments on the ICOC bulletin board on Yahoo represent the opinions of the writers and do not necessarily reflect our own opinion, nor are we responsible for any postings other than our own.


                  CLICK HERE TO SEE THE TEXT OF OUR POSTINGS TO
                         THE ICOC MESSAGE BOARD ON YAHOO

                                    * * * * *

                         CERTAIN ADDITIONAL INFORMATION

The participants in the proposed solicitation of proxies ("TSP Participants") are TSP and the following persons who are, or have funded capital contributions of, members of TSP: Chris N. O'Sullivan, Timothy J. Gollin, Christopher P. Scully, A. John Knapp, James D. Calaway, Charles T. McCord, III, a joint venture between McCord and Calaway, John V. Whiting, Freeman Capital Management LLC, Robert Whiting, Randall Grace, R. Allen Schubert and Stephen F. Martin. In aggregate, the TSP Participants beneficially own 1,158,300 shares of ICO's common stock or 5.11% of such shares outstanding (based on ICO's Annual Report on Form 10-K for the fiscal year ended September 30, 2000). TSP has filed a preliminary proxy statement with the Securities and Exchange Commission (SEC) in connection with a proposed solicitation that the TSP Participants may make with respect to shareholder proxies for the 2001 Annual Meeting of Shareholders of ICO. The Preliminary Proxy Statement contains important information, including additional information about the views and members of TSP as well as the individuals that TSP intends to nominate for election to the ICO Board of Directors. You should read the Preliminary Proxy Statement in its entirety. It can be obtained at no charge on the SEC's web site at http://www.sec.gov or by requesting a copy from MacKenzie Partners, Inc., (212) 929-5500 (call collect) or (800) 322-2885 (toll-free).